Exhibit 99.1

FOR IMMEDIATE RELEASE

MEDIA CONTACT:                  SHAREHOLDER CONTACT:
Mary Ann Susco                  Marco Acosta
(212) 850-1382                  1-800-597-6068
suscom@jwseligman.com           acostam@jwseligman.com

                 TRI-CONTINENTAL CORPORATION (NYSE: TY) DECLARES
                         THIRD QUARTER INCOME DIVIDENDS

NEW YORK, September 7, 2006 - The Board of Directors of Tri-Continental Corporation (NYSE: TY), today declared a third quarter dividend of $0.070 per common share and $0.625 per preferred share. Common share distributions will be paid on September 26, 2006, and preferred share distributions will be paid on October 2, 2006 to Stockholders of record September 19, 2006. The ex-dividend date for both the common and preferred shares is September 15, 2006.

Tri-Continental Corporation is one of the nation's largest, diversified, publicly traded closed-end equity investment companies and has paid dividends for 62 consecutive years. The Fund is managed by J. & W. Seligman & Co. Incorporated, a New York-based investment manager and advisor, which was founded in 1864. Seligman Advisors, Inc. is the principal underwriter of the Seligman mutual funds.

You should consider the investment objectives, risks, charges, and expenses of the Corporation carefully before investing. A prospectus containing information about the Corporation (including its investment objectives, risks, charges, expenses, and other information) may be obtained by calling 800-TRI-1092. The prospectus should be read carefully before investing in the Corporation.

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